UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2013

Uroplasty, Inc.
(Exact name of registrant as specified in its charter)

Minnesota
(State or other jurisdiction of
incorporation or organization

(001-32632)	41-1719250
Commission File No.	(I.R.S. Employer Identification No.)

5420 Feltl Road
Minnetonka, Minnesota	55343
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(952) 426-6140

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) On August 12, 2013, Brett A. Reynolds was appointed Senior Vice President and Chief Financial Officer of Uroplasty, Inc. (“Uroplasty”).  From 2005 until its acquisition by Baxter International Inc. in February 2012, Mr. Reynolds, age 44, was the Chief Financial Officer, Vice President of Finance and Corporate Secretary of Synovis Life Technologies, Inc., a publicly-held medical device manufacturer headquartered in the Twin Cities.  From 2012 until becoming an officer of Uroplasty, Mr. Reynolds was the site leader of Baxter in the Twin Cities responsible for the remainder of the Synovis operations.

Under his employment agreement with Uroplasty, and in addition to other employment benefits, Mr. Reynolds is entitled to an annual salary of $240,000 per year, participation in Uroplasty’s management incentive plan, and the grant of an option to purchase 100,000 shares of common stock, and of 50,000 shares of restricted stock, on the date he was appointed.  The options and the restricted stock vest with respect to one-third of the shares on the first, second and third anniversaries of his appointment.

A press release announcing Mr. Reynolds appointment is furnished as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits.

10.1  Employment Agreement between Uroplasty, Inc. and Brett A Reynolds dated July 25, 2013.

99.1 Press Release dated August 12, 2013.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UROPLASTY, INC.

By	/s/ROBERT C. KILL
Robert C. Kill, Chief Executive Officer and
President

Dated:  August 12, 2013